Exhibit 107
EX-FILING FEES

Calculation of Filing Fee Tables
SC TO-I
(Form Type)
Nuveen Churchill Private Capital Income Fund
(Name of Issuer)
Nuveen Churchill Private Capital Income Fund
(Name of Person(s) Filing Statement)
Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$13,365,641.90 (1)	0.0001102	$1,473.33 (2)
Fees Previously Paid	$—		$—
Total Transaction Valuation	$13,365,641.90
Total Fees Due for Filing			$1,473.33
Total Fees Previously Paid			$—
Total Fee Offsets			$—
Net Fee Due			$1,473.33

(1)The transaction value is calculated as the aggregate maximum purchase price for Class I shares of beneficial interest (the “Class I Shares”) of Nuveen Churchill Private Capital Income Fund (the “Fund”), based upon the net asset value per Class I Share as of June 30, 2023, of $24.63. This amount is based upon the offer to purchase up to 542,657 Class I Shares, par value $0.001 per share, of the Fund.
(2)Calculated at $110.20 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2023.